Exhibit 99.1

Direct Selling Showing Impressive Gains in This Economy

PartyLite Reports Increase in Sales and Individual Earnings

•	Monday April 20, 2009, 12:41 pm EDT

PLYMOUTH, Mass.--(BUSINESS WIRE)--In this uncertain economy, more people are discovering the benefits of direct selling -- i.e., running your own business selling products at home parties. According to PartyLite, one of America’s oldest and best-established direct selling companies, average earnings for PartyLite sellers (called Consultants) increased a dramatic 28% during March.

PartyLite, the world’s largest direct seller of candles, candle accessories and other home ambiance products, announced that more than 7,000 new Consultants have joined PartyLite U.S. since January. Those who joined in February and March represent a 7% increase over the same period last year. Other significant increases in March 2009 over March 2008 include:

•	a 15% increase in the number of home parties held.

•	an increase of 9% in spending by guests at those parties.

•	a 14% increase in sales.

“We’re seeing the effect of two key economic aspects,” says JP Trottier, president of PartyLite U.S. “First, direct selling has always been a powerful option for people who want to take control of their own lives, determine their own work hours and earn extra income. But with job losses affecting so many families, direct selling today is a real lifesaver. For example, we are hearing dramatic stories from people whose PartyLite income is helping them meet mortgage payments and avoid foreclosure. Others are paying off student loans or making tuition payments. Still others are making up for a spouse’s job loss. In this economy, it’s the perfect Plan B for families. And PartyLite is the only direct selling company with no cost to start.

“At the same time, we also have to notice what’s happening in our customers’ lives. Most people are eating out less frequently and entertaining at home more in this economy. They’re also putting off expensive re-decorating or renovation plans. But they are actually investing in small luxuries – especially those that create a warm, inviting ambiance in their home. They’re open to buying the best quality candles, some beautiful accessories to work with them, and other products – like our home spa products – to make their home feel more welcoming and nourishing.

“Finally,” says Trottier, “attending a PartyLite Show, as our home parties are called, is a fun night out. And in this economy, don’t we all need a little fun?”